Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Announces

Anne McCallion Joined Its Board of Directors

Westlake Village, CA,  March 6, 2018 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Anne McCallion, Senior Managing Director and Chief Enterprise Operations Officer of PennyMac Financial,  joined its Board of Directors effective February 28, 2018.

Ms. McCallion, who joined PennyMac Financial’s executive management team in 2009, is responsible for overseeing the company’s enterprise operations function and has management responsibility for legal, regulatory relations, human resources, technology infrastructure and corporate administration. Previously, she was the company’s Chief Financial Officer.

“I am delighted to announce Anne McCallion’s election to our Board of Directors,” said PFSI Executive Chairman Stanford L. Kurland. “When we decided recently to expand our Board, we found the best candidate from within our own ranks. Anne is  one of our most accomplished senior executives, with exceptionally broad and deep experience drawn from every corner of our company. As we continue to grow and strengthen our market position,  everyone associated with PennyMac will benefit from Anne’s business acumen, vast industry knowledge and strong leadership capabilities. On behalf of our Board, I welcome her arrival with great enthusiasm.”

Before joining PennyMac, Ms. McCallion spent nearly two decades working in leading financial services institutions.  She has served in a variety of executive positions with increasing responsibility in finance, administration and operations.  She also was a member of the technical staff at the Financial Accounting Standards Board.  Ms. McCallion earned a B.S. degree from Gannon University in Pennsylvania and an M.B.A. degree from Ashland University in Ohio.  She is a Certified Public Accountant (inactive).

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  PennyMac Financial Services, Inc. trades on the New York Stock Exchange under the symbol “PFSI.”  Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.